UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 8, 2008

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23876	43-1531401
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

150 North Michigan Avenue
Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)

(312) 346-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.02.        Results of Operations and Financial Condition.

On October 8, 2008, Smurfit-Stone Container Corporation (the “Company”) issued a press release reaffirming its financial flexibility amid uncertain economic conditions, and announcing the favorable resolution of certain Canadian tax matters, as more fully discussed in Item 8.01 below.  A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Form 8-K, including Exhibit 99.1, is being furnished under Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.        Other Events.

As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008, the Canada Revenue Agency (the “CRA”) is examining the Company’s tax returns for the tax years 1999 through 2005.  In connection with the examination of the Company’s 1999 and 2000 Canadian income tax returns, the CRA was considering certain significant adjustments to taxable income related to our acquisition of a Canadian company.  The CRA has informed the Company that this matter has been resolved and no related adjustments to our previously filed income tax returns will be required.  As a result of this favorable resolution, the Company will reduce its liability for unrecognized tax benefits and record an income tax benefit of approximately $84 million in the quarter ended September 30, 2008, which will positively impact earnings by approximately $0.33 per share.

Item 9.01.        Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release of Smurfit-Stone Container Corporation, dated October 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	October 8, 2008

SMURFIT-STONE CONTAINER CORPORATION

		By:	/s/ Craig A. Hunt
		Name:	Craig A. Hunt
		Title:	Senior Vice President, Secretary and
General Counsel